CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.8
(b), 200.83 AND 230.406 * INDICATES OMITTED MATERIAL THAT IS THE
SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST THAT IS FILED
SEPARATELY WITH THE COMMISSION



                                  EXHIBIT 10.29

                 COLLABORATIVE RESEARCH AND ASSIGNMENT AGREEMENT

         THIS AGREEMENT is entered into as of October 15, 1996 (the "Effective Date") by and among AMYLIN PHARMACEUTICALS, INC., a Delaware corporation having offices at 9373 Towne Centre Drive, San Diego, California 92121 ("AMYLIN"), LONDON HEALTH SCIENCES CENTRE, an institution having offices at Room A105A, Westminster Tower, Victoria Campus, P.O. Box 5375, 800 Commissioners Road, East, London, Ontario N6A 4G5 ("LHSC") and DR. JOHN DUPRE ("DUPRE").

         WHEREAS, LHSC and DUPRE possess scientific and technical proprietary technology and resources relating to the use of GLP-1 (*******) in the treatment of diabetes;

         WHEREAS, DUPRE invented a new and useful invention for the treatment of diabetes, for which an application for patent was filed in Great Britain on May 12, 1994, and assigned Serial No. 9409496.8, and for which an international patent application (attached hereto as Exhibit A) was filed on May 12, 1995 under the Patent Cooperation Treaty, and assigned International Application Number PCT/CA95/00287;

         WHEREAS, AMYLIN possesses scientific and technical proprietary technology and resources relating to the discovery, development and commercialization of drug candidates for the treatment of diabetes, and is desirous of acquiring the exclusive right, title and interest in and to said invention and applications, and to the Letters Patent to be granted and issued pursuant thereto in the United States of America and its territories and possessions, and all countries foreign thereto;

         WHEREAS, LHSC and DUPRE desire to assign to AMYLIN all right, title and interest in and to said invention and applications, and to the Letters Patent to be granted and issued pursuant thereto in

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the United States of America and its territories and possessions, and all countries foreign thereto, and AMYLIN desires to have such invention and applications, and said Letters Patent to be granted and issued pursuant thereto, assigned to it by LHSC and DUPRE; and

         WHEREAS, the parties desire to establish a collaborative relationship to perform clinical research to investigate the use of GLP-1 (*************) in the treatment of diabetes, as more fully set forth below.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties hereby agree as follows:



ARTICLE 1

DEFINITIONS

         1.1 "Affiliate" means an individual, trust, business trust, joint venture, partnership, corporation, association or any other entity which owns, is owned by or is under common ownership with a party. For the purposes of this definition, the term "owns" (including, with correlative meanings, the terms "owned by" and "under common ownership with") as used with respect to any party, shall mean the possession (directly or indirectly) of at least 51% of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity (or such lesser percentage which is the maximum allowed to be possessed in a particular jurisdiction).

         1.2 "Agreement" means the present agreement together with all exhibits and schedules.

         1.3 "Assigned Patent Applications and Patents" means that certain patent application attached hereto as Exhibit A, that certain priority application referenced in Exhibit A as GB 9409496.8, all applications that have been or may be filed anywhere throughout the world claiming priority from either said Exhibit A application or said priority application, and all

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Letters Patent (or equivalent rights) that may be granted and issued pursuant to any of the aforesaid patent applications in any and all countries throughout the world.

         1.4 "Collaboration Patent Rights" means all patent applications and patents (or equivalents thereof) that claim or cover inventions made by LHSC and/or DUPRE (or by employees or agents of LHSC or DUPRE or any of their respective Affiliates) either solely or jointly with AMYLIN (as determined in accordance with the rules of inventorship under United States patent law) in connection with the Research.

         1.5 "Confidential Information" means all information and materials received by any party from another party pursuant to this Agreement and all information and materials developed in the course of the Collaboration, including, without limitation, Know-How of each party, subject to Section 7.2 hereof.

         1.6 "Discontinuation Payments" means those payments made by AMYLIN to LHSC pursuant to Section 2.5 hereof in the event that AMYLIN ceases pursuing development of all Royalty-Bearing Products.

         1.7  "FDA" means the United States Food and Drug Administration.

         1.8 "Field" means the prevention and/or treatment of fuel metabolism disorders, including but not limited to diabetes.

         1.9 "Intellectual Property" means all patents, copyrights, trade secrets, trademarks and other proprietary rights including Know-How, together with all related rights, applications, filings, registrations and the like.

         1.10 "Know-How" means techniques, data, materials and chemicals relating to the Field, including, without limitation, inventions, techniques, practices, methods, knowledge, know-how, skill, experience, test data, including pharmacological, toxicological and clinical test data, analytical and quality control data, patent and legal data or descriptions, and marketing, sales and manufacturing data.

         1.11 "Net Sales" shall mean the gross amounts invoiced for sales of Royalty-Bearing Products by AMYLIN, its Affiliates, licensees or sublicensees, as applicable, to Third Parties, less (a) discounts and rebates actually granted, including without limitation prompt payment discounts and governmentally mandated rebates, (b) credits or allowances actually granted upon claims, damaged goods, rejections or returns of a product, including recalls, (c) freight, postage shipping and insurance charges actually allowed or paid for delivery of product, and (d) taxes, duties or other governmental charges (other than income taxes) levied on, absorbed or otherwise imposed on sale of products.

         1.12 "Research" means all work of LHSC and/or DUPRE performed pursuant to this Agreement during the Research Term.

         1.13 "Research Funding" means those payments from AMYLIN to LHSC made pursuant to Section 5.1 hereof.

         1.15 "Research Term" means the period commencing on the Effective Date and ending on the Termination Date, subject to extension pursuant to Section 3.3 or earlier termination pursuant to Section 4.2.

         1.16 "Royalty-Bearing Product" means any product the use or sale or which is covered by a Valid Claim where said product is used or sold.

         1.17 "Royalty Payments" means those payments from AMYLIN to LHSC, calculated on the basis of Net Sales, made pursuant to Section 5.2 hereof.

         1.18 "Termination Date" means the second anniversary of the Effective Date.

         1.19 "Third Party" means any entity other than AMYLIN, LHSC or DUPRE or an Affiliate, licensee or sublicensee of AMYLIN, LHSC or DUPRE.

         1.20 "Valid Claim" means a claim of an issued patent within the Assigned Patent Applications and Patents, or a claim of an issued patent within Collaboration Patent Rights, which claim has not lapsed, been cancelled or become abandoned and has not been declared invalid by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer.

ARTICLE 2

ASSIGNMENT OF PATENT APPLICATION

         2.1 Assignment. For good and valuable consideration, receipt of which by LHSC and DUPRE is hereby acknowledged, LHSC and DUPRE hereby sell, assign and transfer to AMYLIN all right, title and interest in and to the Assigned Patent Applications and Patents, and AMYLIN hereby accepts and purchases the Assigned Patent Applications and Patents from LHSC and DUPRE.

         2.2 Assignment Fee. AMYLIN agrees to pay to LHSC a nonrefundable payment of (*) on the Effective Date, and, as the case may be, Royalty Payments or Discontinuation Payments under this Agreement. In addition, from and after the Effective Date, AMYLIN will pay all costs of transfers of the Assigned Patent Applications and Patents and future costs of filing, prosecuting, maintaining, enforcing and defending the Assigned Patent Applications and Patents.

         2.3 Documents Relating to the Assigned Patent Applications and Patents; Transfers of Ownership and Responsibility for Prosecution. As of the Effective Date, AMYLIN will be responsible for the preparation, filing, prosecution, maintenance, enforcement and defense of Assigned Patent Applications and Patents. Within 30 days of the Effective Date, LHSC and DUPRE shall provide AMYLIN with a copy of the prosecution file wrapper history of the each patent application within the Assigned Patent Applications and Patents, and will execute all other documents that may be required to transfer the responsibility for prosecuting each such application to AMYLIN. The determination of the countries in which to file and maintain patent applications shall be within the sole discretion of AMYLIN; provided, however, that AMYLIN shall through the Exhibit A application file corresponding national stage applications in the United States, Australia, Canada, the EPO and Japan. AMYLIN will keep LHSC and DUPRE informed of the status of all Assigned Patent Applications and Patents and, where appropriate, will seek the advice of DUPRE and LHSC concerning the preparation, filing prosecution, maintenance, enforcement and defense thereof. AMYLIN agrees not to diminish the scope of the claims now set forth in the Assigned



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Patent Applications and Patents without the consent of LHSC. LHSC and DUPRE further agree to execute all documents and make all filings required by AMYLIN to effect the assignment of the Assigned Patent Applications and Patents throughout the world, and agree to cooperate fully with AMYLIN in the preparation, filing prosecution, maintenance, enforcement and defense of the Assigned Patent Applications and Patents, which cooperation shall include but not be limited to review of patent office documents, review of pertinent literature, and execution by LHSC and/or DUPRE of all such papers and instruments as are necessary or helpful to AMYLIN in preparing, filing, prosecuting, maintaining, enforcing, and defending such applications.

         2.4 No Assumption of Liabilities. AMYLIN is not assuming any debts, liabilities, obligations or contracts of LHSC and/or DUPRE and all such debts, liabilities, obligations and contracts shall be and remain the responsibility of LHSC and/or DUPRE. Neither LHSC nor DUPRE is not assuming any debts, liabilities, obligations or contracts of AMYLIN and all such debts, liabilities, obligations and contracts shall be and remain the responsibility of AMYLIN.

         2.5 Product Development in Discretion of AMYLIN; Discontinuation Payments.

             (a) It shall be completely in the discretion of AMYLIN whether and in what manner to develop and/or proceed with the development of Royalty-Bearing Products; provided, however, that AMYLIN shall use efforts, consistent with its sound and reasonable business practices and technical judgment, to effect introduction of a Royalty-Bearing Product into the commercial market. AMYLIN may, but need not, discharge this obligation:

                  (i) by preparing and filing an Investigational New Drug application for a Royalty-Bearing Product within three(3) years following the Effective Date; and,

                  (ii) thereafter, should AMYLIN within its reasonable business and technical judgment determine that said Royalty-Bearing Product continues to be a commercially and technically viable drug candidate, by completing Phase II clinical trials of said Royalty-Bearing Product within five

                           (5) years following the Effective Date, completing Phase III clinical trials of said Royalty-Bearing Product within seven (7) years following the Effective Date, and filing an application to market said Royalty-Bearing Product in any of the United States, Europe, Japan, Canada or Australia within eight (8) years following the Effective Date.

         In the event that AMYLIN determines to pursue the Phase II clinical trials and Phase III clinical trials described in Section 2.5(a)(ii) above, LHSC will be given first consideration to be a site for such Phase II and Phase III clinical trials.

         (b) Notwithstanding the provisions of Section 2.5(a) above, in the event that, and at such time as, AMYLIN determines (which shall in no event take place before the earlier of Termination Date and the date that the Research Plan is amended under Section 4.2) to cease pursuing development of all Royalty-Bearing Products, AMYLIN shall give prompt notice of such intention to LHSC. Upon the giving of such notice, AMYLIN may elect

                  (i) to terminate this Agreement, in which case all rights to the Assigned Patent Applications and Patents will revert to LHSC, or

                  (ii) to retain all such rights and pay to LHSC Discontinuation Payments equal to (*) following the date of such notice, with the first such payment to be made one hundred twenty (120) days following such election by AMYLIN (but subject to Sections 2.5(d) and (e) below).

         (c) In the event that AMYLIN elects to make such Discontinuation Payments, LHSC shall have ninety (90) days following AMYLIN'S election to notify AMYLIN in writing whether it wishes:

                  (i)      to accept the aforesaid Discontinuation Payments, or

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
                  (ii) to elect, at LHSC's option, that all rights to the Assigned Patent Applications and Patents revert to LHSC, together with a royalty-bearing license to the Collaboration Patent Rights, as set forth in Section
                           6.1 below.

             (d) In the event that LHSC makes the election set forth in Section 2.5(c)(ii) above, AMYLIN shall thereupon have no obligation to make any Discontinuation Payments. AMYLIN shall thereupon have a continuing right of first refusal should, at any time or from time to time after said election, LHSC and/or DUPRE propose to enter into any agreement with any one or more third parties to develop and/or commercialize any product or products within the scope of said Assigned Patent Applications and Patents and/or said Collaboration Patent Rights. Pursuant to AMYLIN'S continuing right of first refusal, any such agreement with a third party shall be presented to AMYLIN prior to execution by said third party, after which AMYLIN shall have sixty (60) days to exercise its right of first refusal. If AMYLIN notifies LHSC and/or DUPRE that it wishes to exercise such right, the parties shall then proceed to prepare a contract among LHSC, DUPRE and AMYLIN pursuant to which AMYLIN would commit to provide substantially the same development and/or commercialization efforts, resources and/or funding, as applicable, as such third party had bone fide proposed to commit pursuant to such third party agreement, provided that AMYLIN shall not be required to commit or make available technology or other assets that would have been committed by such third party. In such event, upon execution of such agreement by AMYLIN, neither LHSC, DUPRE nor such third party shall have any further rights to enter into such third party agreement.

             (e) In the event that LHSC elects to receive Discontinuation Payments, the first such Discontinuation Payment shall be made within one hundred twenty (120) days of the date of such notice, and each subsequent Discontinuation Payment shall be made within one hundred twenty (120) days of each anniversary of the date of such notice, with the last Discontinuation Payment being made within one hundred twenty (120) days of the fourth anniversary of the date of such notice; provided, however, that the Discontinuation Payments shall be reduced by the aggregate amount of all Royalty Payments made prior to the date of such notice (with such aggregate Royalty Payments being applied first against the first such Discontinuation Payment otherwise due following AMYLIN's notice and then in order against each subsequent Discontinuation Payment otherwise due); provided, further, that so long as AMYLIN is pursuing development of any Royalty-Bearing Product, no Discontinuation Payments shall become due.

             (f) If, notwithstanding the payment of any Discontinuation Payments, AMYLIN subsequently determines to develop Royalty-Bearing Products, further Discontinuation Payments shall cease, and Discontinuation Payments already made shall be creditable against future Royalty Payments to LHSC.

ARTICLE 3

RESEARCH COLLABORATION

         3.1 Scope of Collaboration. LHSC and DUPRE will conduct research to be jointly designed and agreed upon by the parties in advance in accordance with a Research Plan (which Research Plan will be appended hereto as Exhibit B and form a part of this agreement when agreed upon by the parties) for and on behalf of AMYLIN with the goal of carrying out clinical experiments to evaluate the use of GLP-1 (*************)in the Field, or such other experiments and studies as may be mutually agreed upon by the parties after the first year of the Research Term as set forth in Section 4.2 hereof.

         3.2 Exclusivity of Services. During the Research Term, neither DUPRE nor LHSC nor any of their Affiliates shall enter into any agreement with any Third Party which relates to the conduct or funding of research, development or commercialization of GLP-1 (*********) or any related compounds, including but not limited to analogs, fragments, and chimeras of GLP-1 (*************).

         3.3 Duration and Extension of Research Term. The Research Term shall commence on the Effective Date and shall continue at least until the Termination Date, unless terminated earlier in accordance with the provisions of Article 9. Not fewer than 180 days prior to the Termination Date, AMYLIN shall inform LHSC and DUPRE whether it wishes to continue the Research. Upon such notice by AMYLIN and the approval of LHSC of such continuation of the Research, the Research Term may be extended at AMYLIN's

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expense upon such mutually acceptable terms as the parties shall negotiate in good faith. In the event that AMYLIN does not give notice of its intention to continue the Research within such 180-day period, the Research Term shall terminate automatically and without further action on the part of any party on the Termination Date.

ARTICLE 4

CONDUCT OF RESEARCH

         4.1 Research. The parties agree that LHSC and DUPRE shall perform the Research using their expertise and facilities (a) in accordance with the Research Plan, and (b) in accordance with the procedures required by the FDA's current Good Laboratory Practices and Good Clinical Practices regulations.

         4.2 Reevaluation After One Year. At the end of the first year of the Research Term, the parties will review and evaluate the results of the Research during the first year and will determine whether the second year's portion of the Research Funding will be used as originally set forth in the Research Plan or dedicated to some other research to be mutually agreed upon by the parties. In the event that the parties determine to use the Research Funding otherwise than as originally set forth in the Research Plan, the parties will execute an amendment to the Research Plan which will be incorporated by reference in and become a part of this Agreement.

         4.3 Availability of Resources. LHSC will maintain, at its expense, laboratories, offices and all other facilities necessary to carry out the Research. Each party agrees to make its employees and non-employee consultants reasonably available at their respective places of employment to consult with the other parties on issues arising during the Collaboration and in connection with any request from any regulatory agency, including, without limitation, regulatory, scientific, technical and clinical testing issues. Representatives of AMYLIN may, upon reasonable notice and at times reasonably acceptable to LHSC and DUPRE (a) visit the facilities where the Research is being conducted; and
(b) consult informally, during such visits and by telephone, with personnel of LHSC and/or DUPRE performing the Research.

         4.4 Results of Research. LHSC and DUPRE shall, in accordance with their established practices, keep complete, accurate and authentic accounts, notes, data and records of the Research performed under this Agreement. LHSC and DUPRE shall promptly and fully disclose to AMYLIN any and all information, data and results (the "Results") obtained from, and any and all Know-How and inventions created or discovered in the course or as a result of, the Research, which disclosure shall include, without limitation, copies of relevant summaries and reports. Upon request by AMYLIN and in any event upon the conclusion of the Research, LHSC and DUPRE shall prepare a summary report detailing the Results and the underlying data and all Know-How and inventions created or discovered in the course or as a result of the Research. Upon request by AMYLIN, LHSC and DUPRE will provide AMYLIN with access to laboratory notebooks and allow AMYLIN to make copies thereof. Ownership of any and all results of the Research shall be determined in accordance with Section 6.1 hereof.

         4.5 Personnel. LHSC and DUPRE agree that DUPRE will be the principal investigator for the Research and may be replaced as such only upon the written consent of AMYLIN. LHSC and DUPRE shall be responsible for securing all additional clinical personnel involved in the Research and any required replacements. LHSC and DUPRE shall identify and recruit only qualified individuals to fill these positions.

ARTICLE 5

COLLABORATION PAYMENT OBLIGATIONS

         5.1 Research Funding. AMYLIN agrees to fund the Research during the Research Term in the amount of (*). Such amount shall be payable in four equal installments during each year of the Research Term. The first such payment shall be made on the Effective Date, and subsequent payments shall be made every third month thereafter during the Research Term.

         5.2 Royalty Payments. AMYLIN shall pay to LHSC a royalty of (**********************************) of Royalty-Bearing Products sold by AMYLIN or its Affiliates, licensees or sublicensees.

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The Royalty Payments for Royalty-Bearing Products shall be reduced by the amount of any royalties payable to Third Parties in respect of the manufacture, use or sale of Royalty- Bearing Products; provided, however, that in any event the aggregate reduction of Royalty Payments set forth in this Section 5.2 (***********************************************).

         5.3 No Royalties on Intercompany Sales. No royalties as set forth in this Article 5 shall be payable on intercompany sales transactions as between or among AMYLIN and AMYLIN Affiliates, the final sale by AMYLIN or an AMYLIN Affiliate to a Third Party, alone, being used for the purposes of determining the Royalty Payments due hereunder. The Royalty-Bearing Product subject to Royalty Payments shall be deemed sold when invoiced or, if not invoiced, when the same shall be delivered to the Third Party.

         5.4 Method of Payment. Royalties earned as provided under this Article 5 during each calendar quarter of a year shall be paid in U.S. Dollars by AMYLIN to LHSC within 45 days after the end of each calendar quarter. Each Royalty Payment shall be accompanied by a report, certified by a responsible officer of AMYLIN, of Net Sales of Royalty-Bearing Products in sufficient detail to permit confirmation of the accuracy of the Royalty Payment made. Exchange conversion of foreign payments into U.S. Dollars shall be made as necessary at the rate of exchange reported in The Wall Street Journal on the fourth banking day preceding the end of the applicable royalty period or, for payments other than Royalty Payments, the fourth banking day preceding the date of payment. All payments owed under this Agreement shall be made by wire transfer, unless otherwise specified by the receiving party.

         5.5 Overpayment and Underpayment. Whenever, because of price adjustments, including allowances for returned goods sold during any period, or for any other reason, AMYLIN shall have overpaid or underpaid the royalty amount due for such period, AMYLIN shall, upon determining the amount of overpayment or underpayment, deduct or add the same from or to the Royalty Payment payable for the period during which the amount of the overpayment or underpayment is determined; and if after such adjustment there remains an overpayment, such overpayment shall be deducted from

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
the Royalty Payment payable for the immediately following period or periods or, if there is no following payment period, such overpayment shall be refunded to AMYLIN by LHSC.

         5.6 Records; Audit Rights. AMYLIN shall keep complete and accurate records of all sales or other transfers of Royalty- Bearing Products for a minimum of five years after the sales period to which they pertain. Said records shall be open during reasonable business hours to a certified public accountant selected by LHSC and reasonably acceptable to AMYLIN, who shall, at LHSC's expense (unless such audit discloses a variance of more than (*************************************************) payments due under this
Agreement, in which case AMYLIN shall bear the full cost of such audit), have access (but not more often than once each calendar year) to all records deemed by such accountant as reasonably necessary to verify for LHSC the royalties accrued, payments made or to be made, and the accuracy of the reports to be made, as herein provided. However, said accountant shall agree in writing to treat as confidential and not to disclose to LHSC any information other than information relating solely to the royalties accrued and the accuracy of the reports and payments required to be made under this Agreement, and that in no event will the quantities or prices to individual customers be disclosed to LHSC by said accountant.

         5.7 Taxes. All taxes, assessments, fees and charges, if any, levied on AMYLIN or an AMYLIN Affiliate under income tax laws or regulations with respect to payments due to LHSC hereunder shall be for the account of LHSC and will be deducted by AMYLIN and/or the AMYLIN Affiliate from such payments due to LHSC. Receipts, if available, for all such taxes, assessments, fees and charges advanced by AMYLIN and/or an AMYLIN Affiliate to the taxing authorities shall be secured by AMYLIN or the AMYLIN Affiliate and sent to LHSC. Each party agrees to assist the other party in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force.

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
ARTICLE 6

TECHNOLOGY RIGHTS AND INFRINGEMENT

         6.1 Ownership of Technology. Ownership of Collaboration Patent Rights and any and all other Intellectual Property arising out of the Research, whether or not patentable, shall be the sole and exclusive property of AMYLIN; provided, however, that LHSC and DUPRE shall retain a continuing nonexclusive, royalty-free license for non-commercial research purposes solely to Know-How arising out of the Research. Any assignments necessary to accomplish the foregoing are hereby made, and each party will execute such further documents and take such further actions as may be reasonably requested by another party with respect thereto. LHSC and DUPRE agree and acknowledge that neither LHSC nor DUPRE shall acquire rights of any kind whatsoever with respect to any Intellectual Property of AMYLIN as a result of LHSC's and DUPRE's performance under this Agreement or otherwise. In the event that LHSC makes the election set forth in Section 2.5(c)(ii), or in the event that this Agreement is terminated for material breach by Amylin in accordance with Section 9.3, LHSC shall have an exclusive, royalty-bearing license to patent applications and patents (or equivalents thereof) within Collaboration Patent Rights that name as sole inventors employees or agents of LHSC or DUPRE or any of their respective Affiliates,
(*******************************

*******************************************************************
**********************), and LHSC shall have a nonexclusive, royalty-bearing license to other patent applications and patents (or equivalents thereof) within Collaboration Patent Rights and to Know-How,
(*******************************************************

************************************************************).

         6.2 Prosecution and Maintenance of Collaboration Patent Rights. AMYLIN shall make determinations with respect to what type of patent coverage to seek and thereafter shall be solely responsible for, and shall bear all expenses incurred from and after the Effective Date in connection with, prosecuting to issuance patent applications, for filing and prosecuting all patent reissues and

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
re-examinations, for applying for and obtaining any patent term extensions, and for paying all maintenance fees on all patents, which applications and patents relate to Collaboration Patent Rights, Know-How or other Intellectual Property arising out of the Research. In the event that AMYLIN determines to seek such patent coverage, the determination of the countries in which to file and maintain patent applications shall be within the sole discretion of AMYLIN; provided, however, that AMYLIN shall file applications in the United States, Australia, Canada, the EPO and Japan. AMYLIN will keep LHSC and DUPRE informed of the status of all such applications and, where appropriate, will seek the advice of DUPRE and LHSC concerning the preparation, filing prosecution, maintenance, enforcement and defense thereof.

         6.3 Infringement by Third Parties. LHSC and DUPRE shall promptly notify AMYLIN in writing of any alleged or threatened infringement of any patent included within the Assigned Patent Applications and Patents, or any patent included in the Collaboration Patent Rights, of which they become aware. So long as all rights to the Assigned Patent Applications and Patents have not reverted to LHSC, AMYLIN shall have the sole right to bring and control any action or proceeding with respect to infringement of such rights at its own expense and by counsel of its own choice. Notwithstanding whether all rights to the Assigned Patent Applications and Patents have reverted to LHSC, AMYLIN shall have the sole right to bring and control any action or proceeding with respect to infringement of any patent included within the Collaboration Patent Rights at its own expense and by counsel of its own choice. In the event AMYLIN brings an infringement action, LHSC and DUPRE shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney or agreeing to be joined as a party, the reasonable costs of which shall be at AMYLIN'S expense. Any recovery realized as a result of such litigation, after reimbursement of any and all litigation expenses of AMYLIN, shall be treated as Net Sales for purposes of the royalty provisions of this Agreement. AMYLIN shall indemnify LHSC and DUPRE for all damages awarded against them in connection with such actions.

         6.4 Infringement of Third Party Rights. Each party shall promptly notify the others in writing of any infringement or asserted infringement by AMYLIN of any Third Party's Intellectual Property (collectively, "Alleged Third Party Rights") by reason of the manufacture, import, use, sale or offer for sale of any Royalty-Bearing Product. AMYLIN shall have the right to control any defense of any claim of infringement of Alleged Third Party Rights at its own expense and by counsel of its own choice (subject to AMYLIN's right to indemnification by LHSC as provided by Section 8.5 hereof), and LHSC and DUPRE shall have the right, at their own expense, to be represented in any such action by counsel of their own choice. In the event of any infringement or asserted infringement of Alleged Third Party Rights, LHSC and DUPRE shall cooperate in good faith with AMYLIN on a mutual and reasonable basis to negotiate and settle any dispute with any such Third Party concerning the Alleged Third Party Rights, and otherwise resolve any such infringement or alleged infringement and secure AMYLIN's continued rights to the Alleged Third Party Rights, if necessary or desirable, provided that neither LHSC nor DUPRE shall be required to make any cash payments.

         6.5 Cooperation in Connection with Infringement Disputes. In any suit or dispute involving infringement or asserted infringement by a Third Party of a patent included within the Assigned Patent Applications and Patents, or any patent included in the Collaboration Patent Rights, or infringement or asserted infringement by AMYLIN of Alleged Third Party Rights, the parties shall cooperate fully, and upon the request and at the expense of AMYLIN, LHSC and DUPRE shall make available to AMYLIN at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens and the like which are in its possession or control.

ARTICLE 7

CONFIDENTIALITY

         7.1 Nondisclosure. During the term of this Agreement and for a period of five years after termination thereof, each party will maintain all Confidential Information in trust and confidence and will not disclose any Confidential Information to any Third Party or use any Confidential Information for any purpose except as expressly authorized by this Agreement, except as provided in Section 7.3. Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

         7.2 Exceptions. Confidential Information shall not include any information which the receiving party can prove by competent written evidence:

             (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available;

             (b) is known by the receiving party at the time of receiving such information, as evidenced by its records;

             (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure;

             (d) is independently developed by the receiving party without the aid, application or use of Confidential Information; or

             (e) is the subject of a written permission to disclose provided by the disclosing party.

         7.3 Financial Terms. The parties agree that the material financial terms of this Agreement will be considered Confidential Information of the parties. Notwithstanding the foregoing, any party may disclose such terms as are required to be disclosed by law in its financial statements or under strictures of confidentiality to bona fide potential licensees or sublicensees. Any party shall have the further right to disclose the material financial terms of this Agreement under strictures of confidentiality to any potential acquiror, merger partner or other bona fide potential strategic partner.

         7.4 Publications. Each party to this Agreement recognizes that the publication of papers regarding results of Research hereunder and other information resulting from the Collaboration, including oral presentations and abstracts, may be beneficial to the parties provided such publications are subject to reasonable controls to protect Confidential Information. In particular, it is the intent of the parties to maintain the confidentiality of any Confidential Information included in any patent application until such patent application has been published. Accordingly, each party shall have the right to review and approve any paper proposed for publication by the other party, including oral presentations and abstracts, which utilizes data generated from the Collaboration and/or includes Confidential Information of the other party. Before any such paper is submitted for publication, the party proposing publication shall deliver a complete copy to the other party at least (*******) prior to submitting the paper to a publisher. The receiving party shall review any such paper and give its comments to the publishing party within (*******) of the delivery of such paper to the receiving party. With respect to oral presentation materials and abstracts, the parties shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing party with appropriate comments, if any, but in no event later than (*******) from the date of delivery to the receiving party. The publishing party shall comply with another party's request to delete references to such other party's Confidential Information in any such paper and agrees to withhold publication of same for an additional (*******) in order to permit the parties to obtain patent protection, if any of the parties deem it necessary, in accordance with the terms of this Agreement.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

         8.1 Corporate Power. Each party hereby represents and warrants that it has full power and authority to enter into this Agreement and to carry out the provisions hereof.

         8.2 Due Authorization. Each party hereby represents and warrants that such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

         8.3 Binding Agreement. Each party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

* Confidential Treatment Requested

         8.4 Assigned Patent Applications and Patents. LHSC hereby represents and warrants that as of the Effective Date it holds good title to the Assigned Patent Applications and Patents, free and clear of any and all liens, claims and encumbrances, and that upon assignment to AMYLIN, AMYLIN will be the sole owner of the Assigned Patent Applications and Patents. LHSC and DUPRE represent and warrant that they know of no reason why the Assigned Patent Applications and Patents would be barred, unpatentable, invalid or unenforceable, that they are not aware of any asserted or unasserted claim or demand of any right in or to the Assigned Patent Applications and Patents, including but not limited to claim or demand of inventorship, and that they have disclosed all relevant information regarding the Assigned Patent Applications and Patents to AMYLIN. LHSC and DUPRE further represent and warrant that to AMYLIN that (a) to the best of their knowledge, carrying out the Research or exploiting the Assigned Patent Applications and Patents will not infringe on any existing patent or proprietary rights of any third party, and (b) that neither has not received any notice from any person that carrying out the Research or exploiting the Assigned Patent Applications and Patents infringes upon a patent or on the proprietary rights of any third party.

         8.5 Indemnification; Limitation of Liability.

             (a) LHSC hereby agrees to save, defend and hold AMYLIN and its officers, directors, employees, consultants and agents harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and losses, including reasonable legal expense and attorneys' fees ("Losses") resulting directly or indirectly from the Research by LHSC or DUPRE or their Affiliates except to the extent such Losses result from the gross negligence of AMYLIN. In the event AMYLIN seeks indemnification under this Section 8.5, it shall inform LHSC of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit LHSC to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of LHSC) in the defense of the claim.

             (b) AMYLIN hereby agrees to save, defend and hold LHSC and its officers, directors, employees, consultants and agents harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and losses, including reasonable legal expense and attorneys' fees ("Losses") resulting directly or indirectly from the development or sale of Royalty-Bearing Products by AMYLIN or its Affiliates except to the extent such Losses result from the gross negligence of LHSC. In the event LHSC seeks indemnification under this Section 8.5, it shall inform AMYLIN of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit AMYLIN to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of AMYLIN) in the defense of the claim.

         (c) In no event will LHSC's or DUPRE's liability for any claim or cause of action including any continuous cause of action exceed the aggregate of the royalties paid or owed by AMYLIN under this Agreement. AMYLIN acknowledges that LHSC is a public hospital with limited financing and accordingly agrees that LHSC will not be obliged to pay any damages or compensation of any kind to AMYLIN arising out of or related to this Agreement. AMYLIN agrees that its sole remedy against LHSC for any breach or default of LHSC arising out of or related to this Agreement which entitles AMYLIN to any damages or compensation of any kind from LHSC, shall be to deduct such sum from royalties payable to LHSC hereunder. No deduction may be made without the prior written consent of LHSC or a final order of a court of competent jurisdiction from which no appeal has been taken or the time for appealing has expired.

ARTICLE 9

TERMINATION

         9.1 Term. Unless otherwise extended pursuant to Section 3.3 hereof or terminated pursuant to this Article 9, the Research Term shall terminate on the Termination Date as such term is defined in Section 1.18 hereof.

         9.2 Termination by Mutual Agreement. The parties may at any time terminate this Agreement by written agreement executed by all of the parties.

         9.3 Termination for Cause. Any party may terminate this Agreement upon 60 days' written notice upon the occurrence of any of the following:

             (a) Upon or after the bankruptcy, insolvency, dissolution or winding up of another party (other than dissolution or winding up for the purposes of reconstruction or amalgamation); or

             (b) Upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such material breach within the 90-day period following written notice of termination by the other party.

         9.4 Survival; Effect of Expiration or Termination. The obligations and rights of the parties under Sections 2.5, 5.2 through 5.7 and 8.5, and Articles 6 and 7 shall survive termination or expiration of this Agreement. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Promptly following termination or expiration of this Agreement, LHSC and DUPRE shall return to AMYLIN all Confidential Information of AMYLIN, and AMYLIN shall return to LHSC and DUPRE all Confidential Information of LHSC and DUPRE.

ARTICLE 10

PUBLICITY

         10.1 Publicity Review. AMYLIN will have sole authority and discretion over the content and timing of any statement to the public regarding the execution and the subject matter of this Agreement, the Research to be conducted by the parties under this Agreement, or any other aspect of this Agreement, except with respect to disclosures required by law or regulation.

ARTICLE 11

MISCELLANEOUS

         11.1 Insurance. LHSC and AMYLIN will each maintain appropriate general liability insurance, including product liability insurance, during the term of this Agreement and any extensions or renewals thereof. Each party will provide proof of such insurance to the other annually upon request.

         11.2 Currency. All sums due under this Agreement shall be paid in Canadian dollars. Any conversion of funds required to enable payments to be made or calculated in Canadian dollars shall be converted at the spot buying rate for such funds quoted by the Bank of Montreal at its office in Toronto at approximately noon on the business day immediately preceding the due date of payments.

         11.3 Regulatory Approvals. LHSC shall be responsible for, and shall bear all costs of, obtaining any and all regulatory approvals required by the Canadian government or any subdivision or agency thereof to carry out the Research according to the protocols set forth in the Research Plan. AMYLIN shall be responsible for, and shall bear all costs of, obtaining any and all other regulatory approvals required for the development and commercialization, if any, of Royalty-Bearing Products.

         11.4 No Assignment Without Prior Written Consent; Effect of Sale of Assets or Merger. Neither party may assign or otherwise transfer this Agreement or any of its rights or obligations herein without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign this Agreement in connection with the sale of all or substantially all of the assets of the party in connection with a corporate reorganization to an Affiliate of the party or otherwise, provided that the assignee undertakes in writing to be bound by all of the provisions of this Agreement; it being further provided, however, that this Agreement shall survive any merger of AMYLIN with or into another party, and no consent for a merger or similar reorganization shall be required hereunder.. In addition, AMYLIN may assign this Agreement following two (2) years after the Effective Date provided that the assignee undertakes in writing to be bound to all of the provisions of this Agreement. This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

         11.5 Force Majeure. No party shall lose any rights hereunder or be liable to another party for damages or losses on account of failure of performance by the defaulting party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting party, provided that the party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure.

         11.6 Retained Rights. Nothing in this Agreement shall limit in any respect the right of LHSC to conduct research and development with respect to and market products within or outside the Field using Intellectual Property owned by or licensed to LHSC as to which AMYLIN has no rights; provided, however, that LHSC and DUPRE represent and warrant that there is no conflict of interest with the activities to be performed hereunder and their other activities and contracts, and that DUPRE will not carry out any activities or enter into any contracts in the future that would create such a conflict of interest. Nothing in this Agreement shall limit in any respect the right of AMYLIN to conduct research and development with respect to and market products in or outside the Field using Intellectual Property owned by or licensed to AMYLIN.

         11.7 Notices. Any notices or communications provided for in this Agreement to be made by any of the parties to another shall be in writing, in English, and shall be made by prepaid air mail with return receipt addressed to the other at its address set forth below. Any such notice or communication may also be given by hand, or facsimile to the appropriate designation. Any party may by like notice specify an address to which notices and communications shall thereafter be sent. Notices sent by mail, facsimile or cable shall be effective upon receipt and notices given by hand shall be effective when delivered.

          If to AMYLIN:        AMYLIN Pharmaceuticals, Inc.
                               9373 Towne Centre Drive
                               San Diego, CA 92121
                               Attn: Bradford J. Duft, Esq.

                               Facsimile No.: (619) 552-2212

         If to LHSC:           London Health Sciences Centre
                               Executive Offices, Westminster
                               Tower
                               Victoria Campus
                               P.O. Box 5375
                               800 Commissioners Road, East
                               London, Ontario N6A 4G5
                               Attn:  Vice President, Finance

                               Facsimile No.: (519) 685-8208

              If to DUPRE:     London Health Sciences Centre
                               University Campus
                               P.O. Box 5339
                               London, Ontario N6A 5A5
                               Attn:  Dr. John DUPRE

                               Facsimile No.: (519) 663-3232

         11.8 Governing Law. This Agreement shall be governed by the laws of the State of California, as such laws are applied to contracts entered into and to be performed within such state.

         11.9 Waiver. Except as specifically provided for herein, the waiver from time to time by any of the parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such party's rights or remedies provided in this Agreement.

         11.10 Severability. If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (b) the parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the parties that the basic purposes of this Agreement are to be effectuated.

         11.11 Independent Contractors. It is expressly agreed that LHSC and DUPRE shall be independent contractors and that the relationship between AMYLIN on the one hand and LHSC and DUPRE on the other shall not constitute a partnership or agency of any kind. Neither AMYLIN on the one hand nor LHSC and DUPRE on the other shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written authorization of the party to do so.

         11.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.13 Entire Agreement. This Agreement sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings among the parties hereto and supersede and terminate all prior agreements and understanding among the parties. There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, among the parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

         11.14 Further Assurances. Each of the parties hereto shall from time to time execute and deliver all such further documents and instruments (including instruments of conveyance) and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement by their proper officers as of the date and year first above written.

AMYLIN PHARMACEUTICALS, INC.                      LONDON HEALTH SCIENCES CENTRE

By:      /s/Bradford J. Duft                      By: /s/ Tony Dagnone
   -------------------------------                   ---------------------------
Name: Bradford J. Duft                            Name: Tony Dagnone
     -----------------------------                     -------------------------
Title: VP and General Counsel                     Title: CEO
      ----------------------------                      ------------------------


                                                       DR. JOHN DUPRE


                                                       /s/John Dupre
                                                       -------------------------

                                    EXHIBIT A




[International Patent Application No. PCT/CA95/00287, filed May 12, 1995]